UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 27, 2006
THERMA-WAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26911 (Commission File Number)	94-3000561 (IRS Employer Identification No.)
1250 Reliance Way
Fremont, California 94539
(Address of principal executive offices, including Zip Code)
(510) 668-2200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Amendment to a Material Definitive Agreement
     On July 27, 2006, Therma-Wave, Inc. (the “Company”) approved certain amendments to the Company’s 2000 Employee Stock Purchase Plan (the “ESPP”), which is a plan qualified under Section 423 of the Internal Revenue Code that allows eligible employees of the Company to purchase shares of the Company’s Common Stock at a pre-determined discount. As a result of recent changes to applicable accounting rules, employee stock purchase plans offering a discount of more than 5% from the fair market value on the purchase date are subject to compensation expense for financial reporting purposes. In order to avoid this adverse accounting treatment in the future with respect to the ESPP, the Company has modified the pre-determined discount at which shares may be purchased. Commencing with the offering period beginning August 1, 2006, the Company reduced the purchase discount from 15% to 5%, so that the purchase price for a share purchased under the ESPP will be ninety five percent (95%) of the fair market value of a share of our common stock on the purchase date, which will be the last day of the applicable offering period.
     Prior to the amendments, the ESPP was implemented by offering periods of approximately 24 months in duration, generally beginning on the 1st day of November, February, May and August of every year. Pursuant to the amendments, as of August 1, 2006, the ESPP will offer 3-month consecutive offering periods. Commencing with the offering period beginning August 1, 2006, the first day of an offering period will be on November 1, February 1, May 1 and August 1 of each year. To implement the amendments in a uniform and administratively efficient manner, all offering periods currently in effect will terminate as of July 31, 2006 after the regularly-scheduled purchase for that offering period.
     The foregoing description of the ESPP does not purport to be complete and is qualified in its entirety by reference to the ESPP, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.
ITEM 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit
No.	Description
10.1	Amended and Restated Employee Stock Purchase Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMA-WAVE, INC.

Date: July 28, 2006
/s/ Joseph J. Passarello

	Name:	Joseph J. Passarello
	Title:	Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Amended and Restated Employee Stock Purchase Plan